EXHIBIT 23.1




            Consent of Independent Registered Public Accounting Firm



Board of Directors and Stockholders
Mission West Properties, Inc.
Cupertino, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, SEC Nos. 333-133335 and 333-52835-99, and Form S-8, SEC File Nos. 333-80369 and 333-123466 of Mission West Properties, Inc. of our reports dated March 13, 2009, relating to the consolidated financial statements and the effectiveness of Mission West Properties, Inc.'s internal control over financial reporting, which appear in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 13, 2009 relating to the financial statement schedule which appears in this Form 10-K.



\S\ Burr, Pilger & Mayer, LLP


San Francisco, California
March 13, 2009


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